Exhibit 10.1

April 22, 2009

<Name>

<Address 1 >

<Address 2>

Dear <Name>:

Pursuant to the terms and conditions of the company’s Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Performance-Based Restricted Stock Award for <number> shares of stock as outlined below.

Granted To:	<name>

Grant Date:	April 22, 2009

Granted:	<number>

Per Share Value of Award on Grant Date:	$X.XX1

Vesting Schedule and Performance-Based Conditions:

<number 1[2]> shares vest if Regions’ average closing stock price per share (as reported on the New York Stock Exchange) equals or exceeds $X.XX3 during any 90 day period between April 22, 2012 and April 22, 2013;

<number 2[2]> shares vest if Regions’ average closing stock price per share (as reported on the New York Stock Exchange) equals or exceeds $X.XX4 during any 90 day period between April 22, 2012 and April 22, 2013;

<number 3[2]> shares vest if Regions’ average closing stock price per share (as reported on the New York Stock Exchange) equals or exceeds $X.XX5 during any 90 day period between April 22, 2012 and April 22, 2013;

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this grant notice.

Signed:	Date:

Please sign one copy of this document and return it to Regions Executive Compensation Department in the enclosed pre-addressed postage paid envelope.

[1]	Will be closing price on grant date
[2]	Will be 1/3 of the total number of shares granted
[3]	Will be 125% of the per share value of award on grant date
[4]	Will be 133% of the per share value of award on grant date
[5]	Will be 150% of the per share value of award on grant date

PERSONAL & CONFIDENTIAL

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2006 LONG-TERM INCENTIVE PLAN

You have been granted an award of performance-based Restricted Stock (the “Restricted Stock” or “Award”) under the Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This grant is made pursuant to a uniform plan of compensation for Non-Employee Directors. The Plan and this document set forth the terms and conditions of your Award. This document constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The number of shares of restricted stock that have been granted to you under this Award, the dates on which they become exercisable (i.e. “vest”), and the performance conditions that must be satisfied in order for some or all of the shares to vest are set forth in the grant notice attached hereto and incorporated herein by reference. Specific information concerning your Award of performance-based Restricted Stock is currently provided to you online through Wealthviews.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special election, called a “Section 83(b) election” with the IRS within 30 days after the date this Award is granted to you. If you are considering doing this, you should consult the Prospectus for additional information. The prospectus contains, among other things, a summary explanation of certain federal income tax consequences of different types of awards under the Plan. However, since tax laws often change, you should consult your tax advisor for current information at any given time. You agree that you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

During the Period of Restriction (for purposes of this Award Agreement “Period of Restriction” includes any additional performance measurement period as set forth in the grant notice) and until the performance conditions on vesting are satisfied or the Period of Restriction has expired without the conditions having been satisfied, your Restricted Stock will be held in the Plan in book-entry form, though you will be the beneficial owner of the stock. You may request a stock certificate for vested shares after the restrictions lapse and applicable performance conditions have been satisfied. If the Period of Restriction expires without the performance conditions having been satisfied as to all or any portion of the Award, the Award will be forfeited to that extent.

During the Period of Restriction and until the shares of Restricted Stock subject to this Award vest or are forfeited, as the case may be, you will have the right to vote these shares and will receive any dividends declared on them. If at the end of the Period of Restriction you are still an active Board member of Regions, upon satisfaction of the performance conditions and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the vested number of shares will be released to you as provided in the Plan, this Award Agreement, and the grant notice.

If, during the Period of Restriction, your service on the Board ceases for reasons other than (i) death, (ii) Disability, (iii) retirement at or after age 65, your Restricted Stock will be forfeited as of the date your service ceases. In the event your service on the Board ceases due to your retirement at or after age 65 prior to November 30 of the calendar year of the grant, your Restricted Stock will be forfeited as of the date of your retirement. If your service on the Board ceases during the Period of Restriction due to death or Disability, you (or your beneficiary, as applicable) will remain eligible to receive the shares, if any, that subsequently vest by virtue of satisfaction of the performance conditions during the Period of Restriction. In the event your service on the Board ceases due to your retirement at or after age 65 on or after November 30 of the calendar year of the grant, unless otherwise specifically prohibited by applicable laws, rules or regulations, you will remain eligible to receive the shares, if any, that subsequently vest by virtue of satisfaction of the performance conditions during the Period of Restriction. If a Change in Control occurs while you are a board member of Regions and your service on the Board ceases without Cause (as defined in the Plan) within twenty-four (24) months following the occurrence of the Change in Control, the time lapse conditions for vesting of any Restricted Stock under this Award will be deemed to have been satisfied as of the date your service ceases and the performance conditions will be deemed to have been satisfied as of the date your service ceases based on the Change in Control price.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the Restricted Stock under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law.

By signing the grant notice for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and conditions set forth in the Plan, this Award Agreement and the grant notice. You further agree and acknowledge as follows: (1) that this Award Agreement, the Plan and the grant notice set forth the entire agreement of Regions and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Award Agreement and the grant notice may be amended, modified or waived unless any such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Company actually authorized to do so, and (4) that this Award Agreement is binding on the Company’s and your successors and assigns.

Thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:
Name:	C. Dowd Ritter
Title:	Chairman, President & CEO